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                                                                    EXHIBIT 10.4






                         TRUE NORTH COMMUNICATIONS INC.
                    SENIOR MANAGEMENT INCOME PROTECTION PLAN





                       ESTABLISHED EFFECTIVE JUNE 1, 2000

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                         TRUE NORTH COMMUNICATIONS INC.
                    SENIOR MANAGEMENT INCOME PROTECTION PLAN


               True North Communications Inc. ("True North") hereby establishes the True North Communications Inc. Senior Management Income Protection Plan (the "Plan") effective June 1, 2000.

SECTION 1:     PURPOSE OF THE PLAN.

The purpose of the Plan is to advance the interests of True North and its subsidiaries (hereinafter individually or collectively, as the case may be, referred to as the "Company") and its shareholders by providing financial protection to selected key senior management employees of the Company.

SECTION 2:     ELIGIBILITY.

Persons eligible to participate in this Plan are key employees of the Company who shall be selected by the Compensation Committee of the Board of Directors of the Company (the "Committee") (or any officer of True North who has been delegated such authority by the Committee, as provided in Section 3 below); provided that in no event shall a key employee be eligible for participation under the Plan if such employee is or becomes covered under another plan or negotiated arrangement providing for severance benefits (other than the Company's regular severance guidelines generally covering employees, which, subject to Section 8(b), shall be superseded by the Plan with respect to eligible Plan participants). In selecting the eligible Plan participants, the Committee shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan.

Each key employee selected by the Committee shall be required to execute a separate Senior Management Income Protection Letter Agreement with the Company (the "Agreement") which will provide for (i) the payment of benefits in accordance with the provisions of this Plan, and (ii) the terms and conditions by which the key employee agrees to be bound in order to participate in the Plan. A key employee selected by the Committee who has executed an Agreement is hereinafter referred to as a "Participant."


SECTION 3:     PLAN ADMINISTRATION.

The Committee or its delegates may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its officers, employees, shareholders, Participants, their respective

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legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

Notwithstanding the foregoing provisions of Section 2 or this Section 3, the Committee may delegate all or a portion of its authority for administering the Plan to an officer or officers of True North. To the extent so delegated, the term "Committee" hereunder shall be deemed to refer to such officer or officers. The Committee shall take such actions it deems necessary or desirable to ensure that such officer or officers have sufficient and appropriate authority for carrying out the intent and purpose of the Plan.

SECTION 4:     REQUIREMENTS FOR BENEFITS.

          (a) INVOLUNTARY TERMINATION OF EMPLOYMENT BY COMPANY AS CONDITION FOR ELIGIBILITY. No benefits shall be payable under the Plan or any Agreement unless the Participant's employment is involuntarily terminated by the Company without Cause (a "Qualifying Termination").

          (b) DEFINITION OF CAUSE. The Company may terminate the Participant's employment for "Cause" if, in the reasonable determination of the Company, as set forth in a writing explaining in reasonable detail the reasons for such termination, (i) the Participant engages in conduct that violates significant policies of the Company, (ii) the Participant fails to perform the essential functions of his or her job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Company's reasonable directions, issued through its Chief Executive Officer, Board of Directors or other appropriate senior officer responsible for the Participant's business unit or area, with respect to material duties, (iii) the Participant engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation or any material statutory or common law duty of loyalty to the Company, or (iv) the Participant breaches a material provision of the Plan or the Agreement.

SECTION 5:     SEVERANCE BENEFITS.

In the event of a Participant's Qualifying Termination, the Company shall pay the Participant the following:

          (a) SALARY. Continued base salary, at the Participant's rate of salary in effect on the date of his or her Qualifying Termination, through the end of the Severance Period specified in the Participant's Agreement (the "Severance Period"). Such continued base salary shall be payable in accordance with the Company's regular payroll practices;

          (b) BONUS. The Participant shall receive a pro-rated bonus for the year in which his or her termination of employment occurs equal to 80% of (A x B), where:


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                    A equals the Participant's average annual bonus paid or
                    payable to him or her by the Company during the immediately three previous fiscal years (or such other relevant average if the Participant has been employed by the Company for less than three years at the time of his or her termination of employment); and

                    B equals a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Participant's termination of employment and the denominator of which is 365 or 366, as the case may be.

          (c) MEDICAL, DENTAL AND LIFE INSURANCE BENEFITS. The Participant shall continue to be entitled to medical, dental and life insurance benefits on the same basis and at the same cost as if he or she were still employed during the Severance Period, but, except as otherwise required by law, in no event shall such benefits continue beyond the date on which the Participant accepts subsequent employment. Notwithstanding anything to the contrary, any welfare benefit plan continuation coverage required to be provided to a Participant under Part 6 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended, as a result of such Participant's Qualifying Termination, shall be offered and shall run concurrently with any welfare plan benefits provided under this paragraph (c).

          (d) STOCK OPTIONS. Any stock options granted to a Participant after the date he or she becomes eligible for participation in the Plan, which are unvested on the date of his or her Qualifying Termination but would have vested within the Severance Period, shall become fully vested as of such date and may be exercised in accordance with the terms and conditions set forth in the relevant grant agreement for such stock options.

          (e) PLACEMENT ASSISTANCE. The Participant shall be entitled to receive reimbursement for expenses incurred in connection with locating comparable employment with another employer solely as a result of such Participant's Qualifying Termination. Only placement expenses which are approved in advance by the Committee or its designee shall be covered under the Plan. Any submission for reimbursement must be substantiated in writing in accordance with procedures set by the Committee. In no event shall the total aggregate reimbursed expenses for any Participant exceed the maximum amount set forth in his or her Agreement.

All severance benefits payable under this Section 5 shall be reduced by any and all withholdings and deductions required or allowed under all applicable federal, state and local or other laws or regulations.

Notwithstanding anything to the contrary under the Plan:


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          (i)  The Participant shall be required to execute a "Release of Claims and Liability" as approved by the Committee as a condition of receiving any payment under this Section 5;

          (ii) If the Participant's Severance Period is longer than six months, then after the first six months following a Participant's Qualifying Termination the Company reserves the right to reduce (or recover) in any manner the severance benefits described in paragraph (a) above to be paid for the remainder of the Severance Period, if any, by any other employment income earned by the Participant during the remainder of such Severance Period; and

          (iii) All payments under this Section 5 are conditioned on the Participant's full compliance with all of the terms and conditions set forth in this Plan and his or her Agreement

SECTION 6:     NONSOLICITATION, CONFIDENTIALITY AND NONDISPARAGEMENT.

The Plan is intended to benefit mutually both the Participant, through financial security, and the Company, through the Participant's continuity in service. It is imperative that in order for both parties to benefit under the Plan, the Company's continued competitive position be maintained. To effectuate this, certain promises and covenants must be made regarding solicitation, confidentiality and disparagement. Therefore, any entitlement to benefits under the Plan shall be conditioned upon acceptance of and compliance with all of the following rules and provisions:

          (a) NONSOLICITATION. During the course of a Participant's employment with the Company and during the time period designated as the Severance Period (regardless of whether the Participant actually receives severance benefits during that period), a Participant is prohibited from, directly or indirectly, either on his or her own behalf or on behalf of any other person, firm or corporation, soliciting any account that is a client of the business unit or units of the Company that employs such Participant (the "Business Unit") at the time of, or at any time within six months prior to, such Participant's termination of employment for any reason or that was a client of the Business Unit at any time within six months prior to the date of such Participant's termination of employment for any reason. A Participant is also prohibited from performing any services relating to advertising, marketing, research, public relations or related services for any such account.

               During the course of a Participant's employment with the Company and during the time period designated as the Severance Period (regardless of whether the Participant actually receives severance benefits during that period), the Participant is prohibited from, directly or indirectly, employing or attempting to employ or assisting anyone else in attempting to employ any person who is at such time or


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               who was within the six-month period immediately prior to such time in the employ of the Business Unit.

          (b)  CONFIDENTIALITY.

               (i) All intellectual property created or conceived by a Participant during the course of his or her employment with the Company constitutes "work for hire" and is property of the Company, including all ideas, inventions, literary property, music, lyrics, scripts, themes, stories, characters, slogan, plots, story lines, titles, copy, art, photography and footage and any other idea (collectively the "Materials") that such Participant creates during the course of his or her employment with the Company or in connection with any of its clients or prospective clients. If for any reason the Materials cannot legally constitute a "work for hire," then a Participant is required to assign all rights, title and interest in said Materials to the Company and to agree to execute such documents as may be necessary to evidence such assignment(s).

               (ii) A Participant retains ownership of any and all intellectual property created by him or her prior to his or her employment with the Company and that is not used with such Participant's permission by the Company or any of its clients. A Participant also retains ownership of any intellectual property created by him or her while employed by the Company if such intellectual property is created outside the scope of such Participant's employment and is not created during Company time, on Company property or with Company resources.

               (iii) A Participant must maintain all of his or her ideas and all other information concerning the business of the Company, its clients and prospective clients
                     (collectively the "Confidential Information") in strictest confidence both during and at all times following such Participant's employment with the Company. A Participant is prohibited from, at any time during his or her employment or after his or her employment with the Company ends for any or no reason, except as directed or permitted by the Company in writing, disclosing or taking any action or inaction which could result in disclosure to any person, firm, corporation or other entity of any Confidential Information, or in any way directly or indirectly utilizing Confidential Information for any purpose, including without limitation for his or her own benefit or the benefit of others. Confidential Information includes, without limitation, business prospects, computer software, research techniques, research results, media plans, layouts, storyboards, scripts, reports and information regarding the Company's or its actual or prospective clients' advertising, marketing and sales promotion products, services and strategies, and any other information deemed confidential in the Non-Public and Confidential Information provision of the Company's

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                    Code of Conduct, which such Participant has received,
                    whether imparted to him or her by the Company or its clients or prospective clients or obtained by him or her as part of his or her employment relationship, and whether or not marked confidential or proprietary. Notwithstanding the foregoing, information shall not be deemed Confidential Information if it has lawfully become publicly known outside of the Company through appropriate means, and other than through the act or omission of any person that has or had an obligation of non-disclosure or non-use with respect to such information.

          (c) NONDISPARAGEMENT. A Participant is prohibited from, at any time during his or her employment with the Company or thereafter, making any public or private statement to the news media, to any competitor or client of the Company, or to any other individual or entity, if such statement would disparage the Company, the Company's respective business or any director or officer of the Company or would have a deleterious effect upon the interests of the Company or the stockholders or other owners of the Company. This paragraph (c) will not be breached if the relevant statement(s) consist solely of:

               (i) private statements made to any officers, directors or employees of the Company by a Participant in the course of carrying out his or her duties,

               (ii) private statements made to persons other than clients or competitors of the Company (or its representatives) or members of the press or the financial community that do not have a material adverse effect upon the Company, or

               (iii) statements made in good faith that are required by law, regulation or order of any court or regulatory commission, department or agency.

          (d) ENFORCEMENT. By execution of an Agreement under the Plan, the Participant acknowledges and agrees that the Company would be damaged irreparably if any provision under this Section 6 were breached by him or her and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the Company shall be entitled to recover from a Participant any and all attorneys' fees, costs and expenses incurred by or on behalf of the Company in enforcing or attempting to enforce any provision under this Section 6 or any of the Company's rights under this Plan.


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SECTION 7:     AMENDMENT OR TERMINATION.

The Company reserves the right to have the Committee amend, modify, suspend, or terminate the Plan at any time; provided that without the consent of the Participant, no such amendment, modification, suspension or termination shall materially affect the terms of a Participant's existing Agreement without the Participant's written consent.

SECTION 8:     MISCELLANEOUS.

          (a) ARBITRATION. Any controversy or claim arising out of or relating to this Plan, or breach hereof, shall be settled by arbitration with an arbitrator appointed by the Company. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator. The arbitrator's determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, claims which the Company has or may have against the Participant based on violation or threatened violation of his or her obligations pursuant to Section 6 of the Plan are excluded from this arbitration provision.

          (b) COORDINATION WITH OTHER PLANS AND ARRANGEMENTS. No key employee shall be eligible for participation under the Plan if such employee is or becomes covered under an individually-negotiated arrangement providing for severance benefits. Notwithstanding the foregoing, if, upon ultimate termination of employment, the severance period that would apply to a Participant under the Company's regular severance policy applicable to employees generally would be greater than the Severance Period applicable pursuant to such Participant's Agreement, then such Participant's Severance Period shall be increased to correspond to the severance period that would have applied under such severance policy.

          (c) NO FUNDING OF SEVERANCE BENEFITS. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. The rights of any Participant under this Plan shall be solely those of a general creditor of the Company. However, in the event the Company foresees payment under the Plan, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Plan and are subject to the rights of the general creditors of the Company.

          (d) EFFECT OF DEATH. In the event of the Participant's death after termination of employment, all benefits under this Plan shall cease (except for any life insurance benefits).


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          (e)  AFFIRMATIVE DUTY TO SEEK EMPLOYMENT. The Participant shall be under a good faith duty and obligation to reasonably seek other employment after a Qualifying Termination during the Participant's applicable Severance Period.

          (f) NO ALIENATION OF BENEFITS. The Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

          (g) INCAPACITY. If, in the opinion of the Committee, a Participant or other person entitled to benefits hereunder is physically or mentally incapable of personally receiving any payment due hereunder, the Committee may determine that payments be made to a person, persons or institution who, in the opinion of the Committee, maintains or has custody of the Participant, until claim is made by a conservator or guardian legally charged with the care of his or her person or his or her estate. Any payments hereunder shall constitute a full discharge of the liability of the Company to the extent thereof.

          (h) SUCCESSORS TO THE COMPANY. This Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise. Such successor shall thereafter be deemed the "Company" for the purposes of this Plan.

          (i) EMPLOYMENT RIGHTS. Establishment of this Plan shall not be construed to give any Participant the right to be retained by the Company or to any benefits not specifically provided by the Plan.

          (j) VALIDITY. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall continue in full force and effect.

          (k) EFFECTIVE DATE AND GOVERNING LAW. This Plan shall be effective as of June 1, 2000 and shall be governed and construed in accordance with the laws of the State of Illinois.

                              TRUE NORTH COMMUNICATIONS INC.


                              By:       /s/ Terry D. Peigh
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                              Its:      Executive Vice President
                                  ----------------------------------------
                              Dated:    June 23, 2000
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